As filed with the Securities and Exchange Commission on October 12, 2017

Registration No. 333-220856

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FUNKO, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3944 (Primary Standard Industrial Classification Code Number)	35-2593276 (I.R.S. Employer Identification No.)

2802 Wetmore Avenue

Everett, Washington 98201

Telephone: (425) 783-3616

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tracy D. Daw

Senior Vice President, General Counsel and Secretary

2802 Wetmore Avenue

Everett, Washington 98201

Telephone: (425) 783-3616

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Telephone: (212) 906-1200 Fax: (212) 751-4864	John Duke, Esq. Adam Brown, Esq. Hogan Lovells US LLP 1735 Market Street, 23rd Floor Philadelphia, PA 19103 Telephone: (267) 675-4600 Fax: (267) 675-4601

Patrick J. Schultheis

Michael Nordtvedt

Jeana S. Kim

Wilson Sonsini Goodrich & Rosati

Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

Telephone: (206) 883-2500

Fax: (206) 883-2699

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-220856) (the “Registration Statement”) of Funko, Inc. is being filed solely for the purpose of filing Exhibits 3.2, 3.3, 10.1, 10.3, 10.4, 10.11 and 10.27 and updating Item 15 (Recent sales of unregistered securities) and Item 16(a) (Index to Exhibits) of Part II of the Registration Statement. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures and the filed exhibits and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by Funko, Inc. in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the exchange listing fee.

Amount to be paid
SEC registration fee		$12,450
FINRA filing fee		15,500
Exchange listing fee		25,000
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees		*
Blue sky fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of directors and officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of Funko, Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon consummation of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) against certain liabilities.

Item 15. Recent sales of unregistered securities.

On April 21, 2017, Funko, Inc. issued 100 shares of common stock, par value $0.0001 per share, which will be redeemed upon the consummation of this offering, to an officer of Funko, Inc. in exchange for $0.01. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

In connection with the recapitalization transactions described in the accompanying prospectus, Funko, Inc. will issue (i)                  shares of Class A common stock to the Former Equity Owners in exchange for their indirect ownership interests in common units of Funko Acquisition Holdings, L.L.C. and (ii)                  shares of Class B common stock to certain funds affiliated with ACON Funko Investors, L.L.C., Fundamental Capital, LLC, Funko International, LLC, certain current and former executive officers, employees and directors and certain lenders under our senior secured credit facilities. The shares of Class A common stock and the shares of Class B common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

Item 16. Exhibits and financial statements.

(a) Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit No.

1.1*	Form of Underwriting Agreement.

3.1**	Certificate of Incorporation of Funko, Inc., as in effect prior to the consummation of this offering.

3.2	Form of Amended and Restated Certificate of Incorporation of Funko, Inc., to be in effect upon the consummation of this offering.

3.3	Form of Amended and Restated Bylaws of Funko, Inc. to be in effect upon the consummation of this offering.

4.1*	Specimen Stock Certificate evidencing the shares of Class A common stock.

5.1*	Opinion of Latham & Watkins LLP.

10.1	Form of Tax Receivable Agreement, to be effective upon the consummation of this offering.

10.2*	Form of Stockholders Agreement, to be effective upon the consummation of this offering.

10.3	Form of Second Amended and Restated LLC Agreement of Funko Acquisition Holdings, L.L.C., to be effective upon the consummation of this offering.

10.4	Form of Registration Rights Agreement, to be effective upon the consummation of this offering.

10.5**	Financing Agreement, dated as of October 30, 2015, by and among Funko Acquisition Holdings, L.L.C., as Ultimate Parent and a Borrower, Funko Holdings LLC, as Parent and a Borrower, and Funko, LLC, as a Borrower, the guarantors that may become party thereto, the lenders from time to time party thereto, Cerberus Business Finance, LLC, as Collateral Agent, and PNC Bank, National Association, as Administrative Agent.

Exhibit No.

10.6**	Amendment No. 1 to the Financing Agreement, dated as of September 8, 2016, by and among Funko Acquisition Holdings, L.L.C., as Ultimate Parent and a Borrower, Funko Holdings LLC, as Parent and a Borrower, and Funko, LLC, as a Borrower, the guarantors that may become party thereto, the lenders from time to time party thereto, Cerberus Business Finance, LLC, as Collateral Agent, and PNC Bank, National Association, as Administrative Agent.

10.7**	Amendment No. 2 to the Financing Agreement, dated as of October 13, 2016, by and among Funko Acquisition Holdings, L.L.C., as Ultimate Parent and a Borrower, Funko Holdings LLC, as Parent and a Borrower, and Funko, LLC, as a Borrower, the guarantors that may become party thereto, the lenders from time to time party thereto, Cerberus Business Finance, LLC, as Collateral Agent, and PNC Bank, National Association, as Administrative Agent.

10.8**	Amendment No. 3 to the Financing Agreement, dated as of January 17, 2017, by and among Funko Acquisition Holdings, L.L.C., as Ultimate Parent and a Borrower, Funko Holdings LLC, as Parent and a Borrower, and Funko, LLC, as a Borrower, the guarantors that may become party thereto, the lenders from time to time party thereto, Cerberus Business Finance, LLC, as Collateral Agent, and PNC Bank, National Association, as Administrative Agent.

10.9**	Amendment No. 4 to the Financing Agreement, dated as of June 26, 2017, by and among Funko Acquisition Holdings, L.L.C., as Ultimate Parent and a Borrower, Funko Holdings LLC, as Parent and a Borrower, and Funko, LLC, as a Borrower, the guarantors that may become party thereto, the lenders from time to time party thereto, Cerberus Business Finance, LLC, as Collateral Agent, and PNC Bank, National Association, as Administrative Agent.

10.10**	Amendment No. 5 to the Financing Agreement, dated as of June 28, 2017, by and among Funko Acquisition Holdings, L.L.C., as Ultimate Parent and a Borrower, Funko Holdings LLC, as Parent and a Borrower, and Funko, LLC, as a Borrower, the guarantors that may become party thereto, the lenders from time to time party thereto, Cerberus Business Finance, LLC, as Collateral Agent, and PNC Bank, National Association, as Administrative Agent.

10.11	Amendment No. 6 to the Financing Agreement, dated as of October 12, 2017, by and among Funko Acquisition Holdings, L.L.C., as Ultimate Parent and a Borrower, Funko Holdings LLC, as Parent and a Borrower, and Funko, LLC, as a Borrower, the guarantors that may become party thereto, the lenders from time to time party thereto, Cerberus Business Finance, LLC, as Collateral Agent, and PNC Bank, National Association, as Administrative Agent.

10.12**	Pledge and Security Agreement, dated as of October 30, 2015, by Funko Acquisition Holdings, L.L.C., Funko Holdings LLC and Funko LLC, in favor of Cerberus Business Finance, LLC, as Collateral Agent.

10.13**	Security Agreement Supplement, dated as of June 28, 2017, by Loungefly, LLC, in favor of Cerberus Business Finance, LLC, as Collateral Agent.

10.14**†	Funko Acquisition Holdings, L.L.C. 2015 Option Plan.

10.15**†	Amendment No. 1 to Funko Acquisition Holdings, L.L.C. 2015 Option Plan.

10.16**†	Form of Option Agreement.

Exhibit No.

10.17*†	2017 Incentive Award Plan and form of agreement.

10.18*†	2017 Executive Annual Incentive Plan and form of agreement.

10.19**†	Employment Agreement, dated October 30, 2015, by and between Funko, LLC and Brian Mariotti.

10.20**†	Offer letter, dated September 29, 2013, by and between Funko, LLC and Russell Nickel.

10.21*†	Employment Agreement, by and between Funko, Inc. and Russell Nickel, to be effective upon the consummation of this offering.

10.22**†	Offer letter, dated June 15, 2016, by and between Funko, LLC and Tracy Daw.

10.23*†	Employment Agreement, by and between Funko, Inc. and Tracy Daw, to be effective upon the consummation of this offering.

10.24**†	Offer letter, dated July 15, 2016, by and between Funko, LLC and Michael McBreen.

10.25**†	Separation Agreement, dated August 28, 2017, by and between Funko, LLC and Michael McBreen.

10.26*†	Employment Agreement, by and between Funko, Inc. and Andrew Perlmutter.

10.27	Form of Indemnification Agreement.

21.1**	List of Subsidiaries of Funko, Inc.

23.1**	Consent of Ernst & Young LLP as to Funko, Inc.

23.2**	Consent of Ernst & Young LLP as to Funko Acquisition Holdings, L.L.C.

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

*	To be filed by amendment.
**	Previously filed.
†	Indicates a management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Funko, Inc. pursuant to the foregoing provisions, or otherwise, Funko, Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Funko, Inc. of expenses incurred or paid by a director, officer or controlling person of Funko, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Funko, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Funko, Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Funko, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Everett, Washington, on this 12th day of October, 2017.

Funko, Inc.

By:	/s/ Brian Mariotti
Brian Mariotti Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date

/s/ Brian Mariotti Brian Mariotti	Chief Executive Officer and Director (Principal Executive Officer)	October 12, 2017

/s/ Russell Nickel Russell Nickel	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 12, 2017

* Ken Brotman	Director	October 12, 2017

* Gino Dellomo	Director	October 12, 2017

* Charles Denson	Director	October 12, 2017

* Adam Kriger	Director	October 12, 2017

* Richard McNally	Director	October 12, 2017

* Diane Irvine	Director	October 12, 2017

*By:	/s/ Brian Mariotti
Brian Mariotti Attorney-in-fact